Exhibit (12.0)

                           GENERAL SIGNAL CORPORATION
               Calculation of Ratios of Earnings to Fixed Charges
                             (Dollars in thousands)




                                                                Nine Months
           Years Ended December 31,                                   Ended
                                                               September 30,
                     1989        1990      1991      1992     1993      1994

Earnings:
Earnings (loss) before
income taxes      $108,482   $(25,193)   $89,451  $18,786   $94,398  $117,242

Add: fixed charges  54,526     47,724     40,626   37,029   23,440    14,110
- - ----------------------------------------------------------------------------
                  $163,008    $22,531   $130,077  $55,815 $117,838  $131,352

Fixed charges:
 Interest expense  $44,759    $37,557   $32,193   $28,629  $18,240   $8,836
 One-third of rent
   expense           9,767     10,167     8,433     8,400    5,200    5,274
- - ---------------------------------------------------------------------------
                   $54,526    $47,724   $40,626   $37,029  $23,440  $14,110

Ratio                 2.99        .47(1)   3.20      1.51     5.03     9.31



(1) Earnings are inadequate to cover
    fixed charges by an amount of approximately $25 million.